Exhibit 99.1

BEHRINGER HARVARD OPPORTUNITY REIT I INC.

December 28, 2006

Dear Investor:

Investors in Behringer Harvard Opportunity REIT I, Inc. will receive a special year-end distribution and an increase in monthly distributions in the first quarter of 2007.

Behringer Harvard Opportunity REIT I, Inc. is pleased to announce that as a result of efficient fund and cash management during 2006, the company’s board of directors has declared a year-end distribution of approximately $1.4 million to our stockholders of record as of December 31, 2006. Based on our estimate of the number of shares that will be outstanding as of December 31, 2006, this distribution will be approximately $0.078 per share.

This distribution will be paid on or before January 31, 2007 and distributed according to the instructions currently on file for your regular monthly distribution. For stockholders who are participating in the fund’s Distribution Reinvestment Program, this distribution qualifies for the DRIP and will be used to purchase additional shares. For all other investors, distributions will be mailed to you or the recipient specified on file.

The company is also pleased to announce that its board of directors declared distributions for the first quarter of 2007 at an annualized rate of 2.5 percent (based on an original purchase price of $10 per share). This represents an increase from the annualized 2.0 percent paid since the commencement of distributions for stockholders in July 2006.

If you have any questions, please contact Behringer Harvard Investor Services toll-free at 866.655.3650 or your personal financial advisor.

Sincerely,

Robert M. Behringer

Chairman and Chief Executive Officer

Cc: Your Financial Advisor

15601 Dallas Parkway, Suite 600
Addison, Texas 75001-6026
www.behringerharvard.com
Main:	866.655.3600 (toll-free)
Fax:	866.655.3610 (toll-free)